Exhibit 4.2

Invoice Summary Invoice: Summary 06/01/06 - 10/15/2006 Date: October 15, 2006		Brian Connelly 2919 Cape Sebastian Place Cardiff, CA 92007

To: Cobalis Corp. 2445 McCabe Way Irvine, CA 92614 949-757-0001	For: Consulting services 6/01/06- 10/15/06 @ $10,417.00/month

HOURS	DESCRIPTION	UNIT PRICE	TOTAL

Consulting: 06/01/2006 - 10/15/2006

Including:

Clinical Development:

Evaluation of existing Clinical Development plan, design of Twin PIII pivotal trials and statistical analysis plan, working with management, Statistician and trial CRO.

Business Development:

Evaluation of partnering opportunities; development of go-it-alone/non-large Pharma and large Pharma partnering strategy; Qualifying existing expressions of partnering interest.

Accounts Payable Management:

Worked with management to schedule or negotiate vendor account payables, including trial CRO, clinical sites, FDA consultants, Database Management company, and other service providers.

Corporate Development:

Formulate initial strategy for augmenting corporate governance through expansion of Board of Directors and initiating search through outside search agency.

		$10,417 per month	$46,875.00
Sub Total			$46,875.00
TOTAL DUE			$46,875.00

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